$10,000,000.00
May 25, 2005

Secured Promissory Note

FOR VALUE RECEIVED, the undersigned, BRAEMAR HOUSING LIMITED PARTNERSHIP, an Ohio limited partnership, whose address is 3103 Camden Drive, Troy, Michigan 48084 (the “Borrower”), promises to pay Ten Million Dollars and No Cents ($10,000,000.00), together with interest according to the terms of this secured promissory note (this “Note”), to the order of TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, an Iowa corporation (together with any future holder, the “Lender”), whose address is C/O AEGON USA Realty Advisors, Inc., 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-5443. Capitalized terms used but not defined in this Note shall have the meanings assigned to them in the Deed of Trust, as defined in Section 12 below.

1. CONTRACT INTEREST RATE

The principal balance of this Note shall bear interest at the rate of Five and Seventy-Two One Hundredths percent (5.72%) per annum (the “Note Rate”). Interest shall he calculated in arrears based on a 360-day year having twelve thirty-day months.

2. SCHEDULED PAYMENTS

2.1 PREPAYMENT OF INTEREST FOR THE MONTH OF FUNDING

Unless the funding of the loan evidenced by this Note (together with all additional charges, advances and accruals, the “Loan”) occurs on the first day of a calendar month, the Borrower shall prepay, on the date of the funding, interest due from the date of the funding through and including the last day of the calendar month in which the funding occurs.

2.2 MONTHLY PRINCIPAL AND INTEREST PAYMENTS

On the first day of July, 2005 and on the first day of each subsequent calendar month through May, 2015, the Borrower shall pay an installment in the amount of Fifty-Eight Thousand One Hundred Sixty-Six Dollars and Eighty-Five Cents ($58,166.85). Monthly installments of principal and interest shall be made when due, regardless of the prior acceptance by the Lender of unscheduled payments.

2.3 FINAL PAYMENT

The Loan shall mature on the first day of June, 2015 (the “Maturity Date”), when the Borrower shall pay its entire principal balance, together with all accrued interest and any other amounts owed by the Borrower under this Note or under any of the other documents entered into now or in the future in connection with the Loan (the “Loan Documents”).

3. BALLOON PAYMENT ACKNOWLEDGMENT

The Borrower acknowledges that the scheduled monthly payments referred to in Section 2 will not amortize fully the principal sum of this Note over its term, resulting in a “balloon” payment at maturity. Any future agreement to extend this Note or refinance the indebtedness it evidences may be made only by means of a writing executed by a duly authorized officer of the Lender.

4.	APPLICATION OF MONTHLY PRINCIPAL AND INTEREST PAYMENTS

When the Lender receives a monthly principal and interest payment, the Lender shall apply it first to interest in arrears for the previous month and then to the amortization of the principal amount of this Note, unless other amounts are then due under this Note or the other Loan Documents. If other amounts are due when a regular monthly payment is received, the Lender shall apply the payment first to accrued interest and then, at its discretion, either to those other amounts or to principal.

5. DEFAULT INTEREST

If a Default exists (as defined in Section 9 below) the outstanding principal balance of this Note shall, at the option of the Lender, bear interest at a rate (the “Default Rate”) equal to the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum rate allowed by law. If interest has accrued at the Default Rate during any period, the difference between such accrued interest and interest which would have accrued at the Note Rate during such period shall be payable on demand. If a court of competent jurisdiction determines that any interest charged has exceeded the maximum rate allowed by law, the excess of the amount collected over the legal rate of interest will be applied to the indebtedness as a principal prepayment without premium, retroactively, as of the date of receipt, or returned to the Borrower if the Indebtedness bas been fully paid.

6. LATE CHARGE

Scheduled payments of principal and interest pursuant to Subsection 2.2 above are due on the first day of each calendar month, and if not paid on or before that date, become past due on the second day of each calendar month. If the Lender does not receive any scheduled monthly principal and interest payment on or before the seventeenth (17th) day of the calendar month in which it is due, the Lender will send the Borrower written notice that a late charge equal to four percent (4%) of the late payment has accrued. Unless the Borrower can show that the installment was paid in full and on time, the Borrower shall pay any such late charge on or before the tenth day of the calendar month following the month during which the late payment was scheduled to have been received.

7. PREPAYMENT

This Note may be prepaid upon not less than sixty (60) days’ prior written notice to the Lender. At the time of any prepayment, the Borrower shall pay all accrued interest on the principal balance of this Note and all other sums due to the Lender under the Loan Documents. In addition, unless the prepayment is a “Permitted Par Prepayment” (as defined in Section 8 below), the Borrower shall remit together with any prepayment a premium (the “Prepayment Premium Amount”) equal to the greater of (A) one percent (1%) of the prepayment and (B) the amount (the “Yield Protection Amount”) calculated in accordance with the next succeeding paragraph of this Note.

The Yield Protection Amount shall be calculated as follows:

First, the Lender shall determine the annual percentage yield on U.S. Treasury securities maturing at the end of the term of the Loan (the “Annual Treasury Instrument Yield”). The Annual Treasury Instrument Yield shall be determined as of ten (10) Business Days before the effective date of the prepayment. The Lender shall base its determination of the Annual Treasury Inshument Yield on the yield on U.S. Treasury instruments, as published in The Wall Sheet Journal (or, if The Wall Sheet Journal is not then being published or if no such reports are then being published in The Wall Sheet Journal as reported in another public source of information nationally recognized for accuracy in the reporting of the trading of governmental securities). If no such instruments mature on the exact maturity date of this Note, the Lender shall interpolate the Annual Treasury Inshument Yield on a shaight-line basis using the yield on the instrument whose maturity date most closely precedes that of this Note, and the yield on the instrument whose maturity date most closely succeeds that of this Note.

Second, the Lender shall determine the monthly payment (the “Monthly Reinvestment Payment”), based on a 360-day year and 30-day months, which would be payable on a hypothetical interest-only promissory note having a principal balance equal to the prepaid amount and bearing interest at the rate (the “Reinvestment Rate”) which, when compounded monthly, would produce a yield equal to the Annual Treasury Instrument Yield.

Third, the Lender shall determine the hypothetical monthly interest-only payment (based on a 360-day year and 30-day months) which would be payable on a promissory note having a principal balance equal to the prepaid amount and bearing interest at this Note Rate (the “Monthly Coupon Rate Payment”). Fourth, the Lender shall determine the present value of a series of monthly payments, each equal in amount to the amount by which the Monthly Coupon Rate Payment exceeds the Monthly Reinvestment Payment, received on the first day of each calendar month from and including the first day of the first full calendar month immediately following the effective date of prepayment to and including the Maturity Date, using the Reinvestment Rate as the discount rate.

Voluntary partial prepayments shall be permitted only in minimum amounts of Five Hundred Thousand Dollars ($500,000).

The Prepayment Premium Amount constitutes liquidated damages to compensate the Lender for reinvestment costs, lost opportunity costs, and the loss by the Lender of its bargained-for investment in the Loan. The Borrower agrees that such liquidated damages are not a penalty but are a reasonable estimate in good faith of the actual damages sustained by the Lender as a result of such prepayment, which actual damages are impossible to ascertain with precision.

8. PERMITTED PAR PREPAYMENTS

The Lender shall not charge a prepayment premium on certain prepayments (the “Permitted Par Prepayments”). Permitted Par Prepayments include:

(a)	any prepayment in full of the Loan made no more than ninety (90) days before the Maturity Date; and

(b)	any prepayment made as the result of the Lender’s election to apply insurance or condemnation proceeds to the principal balance of this Note.

9. DEFAULT

A default on this Note (“Default”) shall exist if (a) the Lender fails to receive any required installment of principal and interest on or before the tenth (10th) day of the calendar month in which it is due, (b) the Borrower fails to pay the matured balance of this Note on the Maturity Date or (c) a “Default” exists as defined in any other Loan Document. If a Default exists and the Lender engages counsel to collect any amount due under this Note or if the Lender is required to protect or enforce this Note in any probate, bankruptcy or other proceeding, then any expenses incurred by the Lender in respect of the engagement, including the reasonable fees and reimbursable expenses of counsel and including such costs and fees which relate to issues that are particular to any given proceeding, shall constitute indebtedness evidenced by this Note, shall he payable on demand, and shall bear interest at the Default Rate. Such fees and expenses include those incurred in connection with any action against the Borrower for a deficiency judgment after a trustee’s sale of the Real Properly under the Deed of Trust (defined below), including all of the Lender’s reasonable attorneys’ fees, property appraisal costs and witness fees.

The attorneys’ fees for which the Borrower shall be liable under this Section shall be limited to the reasonable attorneys’ fees actually incurred by the Lender.

10. ACCELERATION

If a Default exists, the Lender may, at its option, declare the unpaid principal balance of this Note to be immediately due and payable, together with all accrued interest on the indebtedness, all costs of collection (including reasonable attorneys’ fees and expenses) and all other charges due and payable by the Borrower under this Note or any other Loan Document. Nevertheless, if the subject Default has arisen from a failure by the Borrower to make a regular monthly payment of principal and interest, the Lender shall not accelerate the indebtedness unless the Lender shall have given the Borrower a cure period of at least three (3) Business Days following Notice of its intent to do so. If the subject Default is a “Curable Nonmonetary Default” as defined in the Deed of Trust, the Lender shall exercise its option to accelerate only by delivering notice of acceleration to the Borrower. The Lender shall not deliver any such notice of acceleration until (a) the Borrower has received any required notice of the prospective Default and (b) any applicable cure period has expired.

Except as expressly described in this Section, no notice of acceleration shall be required in order for the Lender to exercise its option to accelerate the indebtedness in the event of Default.

11. PREPAYMENT FOLLOWING ACCELERATION

Any Default resulting in the acceleration of the indebtedness evidenced by this Note shall be presumed to be an attempt to avoid the provisions of Section 7 of this Note, which prohibit prepayment or condition the Lender’s obligation to accept prepayment on the payment of a prepayment premium. Accordingly, if the indebtedness is accelerated, any amounts tendered to repay the accelerated indebtedness, or realized by the Lender through its remedies following acceleration, shall be subject to the prepayment premium that would have been applicable under Section 7 (calculated as if the prepayment had occurred on the date of acceleration).

12. SECURITY

This Note is secured by a Deed of Trust, Security Agreement and Fixture Filing (the “Deed of Trust”) granted by the Borrower to J. Lindsay Stradley, Jr., the Trustee, for the benefit of the Lender, conveying the Real Property, which is located in the City of Charlotte, Mecklenburg County, North Carolina, and granting a security interest in certain fixtures and personal property, and by an Absolute Assignment of Leases and Rents made by the Borrower to the Lender, assigning the landlord’s interest in all present and future leases (the “Leases”) of all or any portion of the Real Property encumbered by the Deed of Trust. Reference is made to the Loan Documents for a description of the security and rights of the Lender. This reference shall not affect the absolute and unconditional obligation of the Borrower to repay the Loan in accordance with its terms.

13. RECOURSE TO BORROWER

The Lender agrees that it shall not seek to enforce any monetary judgment with respect to the indebtedness evidenced by this Note against the Borrower, the Borrower’s general partner, Phillip I. Levin, Joseph J. Recchie, Bradley J. Schram or Norman A. Pappas (a) except through recourse to the Property, unless the obligation from which the judgment arises is one of the “Carveout Obligations” defined in Section 14, and (b) except to the extent of an aggregate of Four Million Dollars and No Cents ($4,000,000.00), unless and until the Recourse Release Conditions have been satisfied.

14. CARVEOUT OBLIGATIONS

The “Carveout Obligations” are (a) the obligation to repay any portion of the indebtedness evidenced by this Note that arises from any of the “Carveouts” (as defined below), (b) the obligation to repay the entire indebtedness evidenced by this Note, if the Lender’s exculpation of the Borrower from personal liability under this Section has become void as set forfh below, (c) the obligation to indemnify the Lender in respect of its actual damages suffered in connection with any of the Carveouts, and (d) the obligation to defend and hold the Lender harmless from and against any claims, judgments, causes of action or proceedings arising from any of the Carveouts. The “Carveouts” are:

(i) fraud or material written misrepresentation;

(ii)	waste of the Property (which shall include damage, destruction or disrepair of the Real Property caused by a willful act or grossly negligent omission of the Borrower, but shall exclude ordinary wear and tear in the absence of gross negligence);

(iii)	misappropriation of tenant security deposits (including proceeds of tenant letters of credit), Insurance Proceeds or Condemnation Proceeds;

(iv)	failure to pay property taxes, assessments or other lienable Impositions;

(v)	failure to pay to the Lender all Rents, income and profits (including any rent collected more than one month in advance, or any rent for the last month of the lease term, under any Lease in force at the time of Default), net of reasonable and customary operating expenses, received in respect of a period when the Loan is in Default;

(vi)	removal &om the Real Property of fixtures or Personal Property, unless replaced in a commercially reasonable manner;

(vii)	the out-of-pocket expenses of enforcing the Loan Documents following. Default, not including expenses incurred after the Borrower has agreed in writing to transfer the Real Property to the Lender by the Lender’s choice of either an uncontested foreclosure or delivery of a deed in lieu of foreclosure;

(viii)	terminating or amending a Lease other than in the ordinary course of business; and

(ix)	any liability of the Borrower under the Environmental Indemnity Agreement.

The Lender’s exculpation of the Borrower from personal liability for the repayment of the Indebtedness shall be void without Notice if the Borrower (A) voluntarily transfers or creates any voluntary lien on the Property in violation of this Deed of Trust, or (B) files a voluntary petition for reorganization under Title 11 of the United States Code (or under any other present or future law, domestic or foreign, relating to bankruptcy, insolvency, reorganization proceedings or otherwise similarly affecting the rights of creditors), and has not offered, prior to the filing, to enter into the Lender’s choice of either an agreement to permit an uncontested foreclosure, or an agreement to deliver a deed in lieu of foreclosure within sixty (60) days of the Lender’s acceptance of the offer. After the Lender accepts such an offer, default by the Borrower in fulfilling the terms of the accepted offer shall trigger personal liability for the entire Indebtedness. No such offer shall be conditioned on any payment by the Lender, on the release of any Obligor from any Obligation, or on any other concession.

15. SEVERABILITY

If any provision of this Note is held to be invalid, illegal or unenforceable in any respect, or operates, or would if enforced operate to invalidate this Note, then that provision shall be deemed null and void. Nevertheless, its nullity shall not affect the remaining provisions of this Note, which shall in no way be affected, prejudiced or disturbed.

16. WAIVER

Except to the extent that such rights are expressly provided in this Note, the Borrower waives demand, presentment for payment, notice of intent to accelerate, notice of acceleration, protest, notice of protest, dishonor and of nonpayment and any and all lack of diligence or delays in collection or enforcement of this Note. Without affecting the liability of the Borrower under this Note, the Lender may release any of the Property, grant any indulgence, forbearance or extension of time for payment, or release any other person now or in the future liable for the payment or performance of any obligation under this Note or any of the Loan Documents.

The Borrower further (a) waives any homestead or similar exemption; (h) waives any statute of limitation; (c) agrees that the Lender may, without impairing any future right to insist on strict and timely compliance with the terms of this Note, grant any number of extensions of time for the scheduled payments of any amounts due, and may make any other accommodation with respect to the indebtedness evidenced by this Note; (d) waives any right to require a marshaling of assets; and (e) to the extent not prohibited by applicable law, waives the benefit of any law or rule of law intended for its advantage or protection as a debtor or providing for its release or discharge from liability under this Note, excepting only the defense of full and complete payment of all amounts due under this Note and the Loan Documents.

17. VARIATION IN PRONOUNS

All the terms and words used in this Note, regardless of the number and gender in which they are used, shall he deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Note or any paragraph or clause herein may require, the same as if such word had been fully and properly written in the correct number and gender.

18. OFFSET RIGHTS

In addition to all liens upon and rights of setoff against the money, securities, or other property of the Borrower given to the Lender by law, the Lender shall have a lien upon and a right of setoff against all money, securities, and other property of the Borrower, now or hereafter in possession of or on deposit with the Lender, whether held in a general or special account or deposit, or safe-keeping or otherwise, and, following a Default, every such lien and right of setoff may be exercised without demand upon, or notice to the Borrower. No lien or right of setoff shall he deemed to have been waived by any act or conduct on the part of the Lender, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by an instrument in writing executed by the Lender.

19. COMMERCIAL LOAN

The Borrower hereby represents and warrants to the Lender that the Loan was made for commercial or business purposes, and that the funds evidenced by this Note will be used solely in connection with such purposes.

20. REPLACEMENT OR BIFURCATION OF NOTE

If this Note is lost or destroyed, the Borrower shall, at the Lender’s request, execute and return to the Lender a replacement promissory note identical to this Note, provided the Lender delivers to the Borrower an affidavit to the foregoing effect. Upon delivery of the executed replacement Note, the Lender shall indemnify the Borrower from and against its actual damages suffered as a result of the existence of two Notes evidencing the same obligation. No replacement of this Note under this Section shall result in a novation of the Borrower’s obligations under this Note. In addition, the Lender may at its sole and absolute discretion require that the Borrower execute and deliver two separate promissory notes, which shall replace this Note as evidence of the Borrower’s obligations. The two replacement notes shall, taken together, evidence the exact obligations set forth in this Note. The replacement notes shall be independently transferable. If this Note is so replaced, the Lender shall return this Note to the Borrower marked to evidence its cancellation.

21. GOVERNING LAW

This Note shall he construed and enforced according to, and governed by, the laws of North Carolina without reference to conflicts of laws provisions which, but for this provision, would require the application of the law of any other jurisdiction.

22. TIME OF ESSENCE

In the performance of the Borrower’s obligations under this Note, time is of the essence.

23. NO ORAL AGREEMENTS

THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF THE BORROWER AND THE LENDER AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE LOAN AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE BORROWER AND THE LENDER. THERE ARE NO ORAL AGREEMENTS BETWEEN THE BORROWER AND THE LENDER THE PROVISIONS OF THIS NOTE AND THE OTHER LOAN DOCUMENTS MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE BORROWER AND THE LENDER.

IN WITNESS’ WHEREOF, the Borrower has caused this Note to be duly executed under seal as of the date first above written.

BRAEMAR HOUSING LIMITED PARTNERSHIP, an Ohio limited Partnership

By: Treybum Housing, LLC, an Ohio limited liability company, its sole General Partner

By: LPS Investments, L.L.C., a Michigan limited liability company, its sole Managing Member

By: Phillip I. Levin

Phillip I. Levin, Manager